UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2025

ETHZilla Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2875 South Ocean Blvd, Suite 200 Palm Beach, FL	33480
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ETHZ	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2025, ETHZilla Corporation (the “Company”, “we” and “us”), entered into (i) a Series B-3 Preferred Stock Purchase Agreement (the “Zippy Purchase Agreement”) with Zippy, Inc., a Delaware corporation (“Zippy”); (ii) separate Stock Purchase Agreements (the “Zippy Stock Purchase Agreements”) with certain stockholders of Zippy (the “Zippy Stockholders”); (iii) a Registration Rights Agreement with Zippy and the Zippy Stockholders (the “Registration Rights Agreement”); (iv) a Third Amended and Restated Investors’ Rights Agreement with Zippy and certain significant investors and stockholders of Zippy (the “Major Holders” and the “Zippy Rights Agreement”); (v) a Third Amended and Restated Right of First Refusal and Co-Sale Agreement with Zippy and the Major Holders (the “Zippy ROFR Agreement”); and (vi) a Third Amended and Restated Voting Agreement with Zippy and the Major Holders (the “Zippy Voting Agreement”). Zippy, through its subsidiaries Zippy Loans, LLC, Zippy Insurance Services, LLC, and Zippy Technology, LLC, provides mortgage loans, loan servicing, homeowner insurance services, and related software services for manufactured home buyers.

Pursuant to the Zippy Purchase Agreement, Zippy sold us 2,905,064 shares of its Series B-3 Preferred Stock (the “Zippy Series B-3 Shares”) representing 13.492% of Zippy’s fully-diluted capitalization in consideration for (a) $5 million in cash; and (b)  1,333,332 shares of our common stock (the “Zippy Shares”) with an agreed value of approximately $14 million, based on a price per share of $10.50 (the “Per-Share Price”).

The Zippy Shares are subject to lockup restrictions, from which 25% of the Zippy Shares will be released on each of the effective date of a registration statement covering the Zippy Shares (the “Registration Statement Effectiveness Date”), and the 1-month (the “Second Lock-Up Release Date”), 2-month, and 3-month anniversaries of the Registration Statement Effectiveness Date, provided that all Zippy Shares will be released from the lockup on the earlier of (i) the 3-month anniversary of the Registration Statement Effective Date, (ii) the date on which the Company’s common stock trades at or above two times the Per-Share Price on The Nasdaq Capital Market, or (iii) upon a change of control of the Company.

With respect to any Zippy Shares continuously held by Zippy between the closing of the Zippy Purchase Agreement and June 30, 2026 (the “Retained Shares” and the “True-Up Determination Date”, respectively), Zippy will be entitled to receive a true-up payment in cash, equal to the difference, if any, between the value of the Retained Shares based on the Per-Share Price and the value of the Retained Shares based on the volume-weighted average price of the Company’s common stock for the ten trading days prior to the True-Up Determination Date (the “Final Make Whole Amount”). Additionally, the Company will owe Zippy a true-up in cash equal to the positive difference, if any, between the aggregate gross proceeds received by Zippy from the sale of up to 476,191 Zippy Shares during the thirty day period following the later of (A) February 28, 2026, and (B) the Second Lock-Up Release Date, and the value of such shares based on the Per-Share Price, and if Zippy is unable to sell any or all Zippy Shares during the thirty days following the Midpoint Lock-Up Release Date, we are required to repurchase such number of Zippy Shares that are eligible to be sold, out of the number eligible to be sold, for cash at the Per-Share Price.

Pursuant to the Zippy Stock Purchase Agreements, the Zippy Stockholders sold us 324,728 shares of Zippy common stock, representing an aggregate of 1.508% of Zippy’s fully-diluted capitalization in consideration for 202,268 shares of our common stock with an agreed value of $10.50 per share, which are subject to certain lockup restrictions as described in greater detail in the Zippy Stock Purchase Agreements (the “Zippy Stockholder Shares”, and together with the Zippy Shares, the “Shares”). As a result of the Zippy Purchase Agreement and the Zippy Stock Purchase Agreements (collectively, the “Purchase Agreements”), which have closed to date, as discussed below, the Company holds an aggregate of 15% of the fully-diluted capitalization of Zippy (collectively, the “Zippy Securities”).

The rights of the Zippy Series B-3 Shares are set forth in the Fifth Amended and Restated Certificate of Incorporation of Zippy, Inc. filed by Zippy with the Delaware Secretary of State on December 9, 2025 (the “Zippy Designation”) and in the Zippy Rights Agreement, the Zippy ROFR Agreement, and the Zippy Voting Agreement. Such rights include, but are not limited to: (A) the right to receive non-cumulative, non-accruing dividends at the rate of 8% of the applicable original issue price of 6.5403 per Zippy Series B-3 Share (the “Original Issue Price”); (B) a liquidation preference equal to the Original Issue Price per Zippy Series B-3 Share plus declared and unpaid dividends, pari passu with other preferred stockholders (with the liquidation preference of other classes of preferred stock being based on the original issue price for such class of shares as identified in the Zippy Designation); (C) the right of the Company to appoint one member of the board of directors of Zippy as long as the Company and its affiliates continue to own at least 726,266 Zippy Series B-3 Shares, subject to certain obligations of the Company as discussed below; (D) certain protective provisions requiring the consent of a majority of the preferred stockholders of Zippy to approve certain items or events (which approval must include the board member appointed by the Company as to certain such approvals) as long at least 726,266 shares of Zippy preferred stock remain issued and outstanding; (E) the right to convert the Zippy Series B-3 Shares into shares of Zippy common stock at a conversion price per share initially equal to the Original Issue Price, and mandatory conversion into common stock of Zippy at the same conversion price upon either (i) the closing of the sale of shares of Zippy common stock to the public at a price per share of at least $19.6209 in a firm-commitment underwritten public offering resulting in at least $75 million of gross proceeds to Zippy, or (ii) the approval of the holders of at least a majority of the outstanding shares of all outstanding classes of preferred stock of Zippy; (F) the right of the holders of at least 50% of Zippy’s preferred stock then outstanding, after the earlier of five years after the date of the Zippy Rights Agreement or six months after the effective date of the registration statement for Zippy’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended (an “IPO”), to request the filing of a registration statement on Form S-1, provided the anticipated aggregate offering price, net of underwriter fees and discounts, would exceed $10 million; (G) subject to Zippy being Form S-3 eligible, the right of the holders of at least 30% of Zippy’s preferred stock then outstanding to request the filing of a registration statement on Form S-3, provided the anticipated aggregate offering price, net of underwriter fees and discounts, would exceed $3 million; (H) piggyback registration rights; (I) a right of first offer on subsequent issuances of Zippy equity securities, pari passu with other preferred stockholders, subject to certain exceptions (including shares issued in an IPO and shares issued after Zippy first become subject to Exchange Act reporting requirements); (J) Zippy’s agreement not to undertake certain major decisions without the prior approval of its board of directors (which approval must include the board member appointed by the Company as to certain such approvals if the Company then holds at least 25% of its original investment in Zippy), which board approval rights terminate upon the earlier of an IPO or Zippy becoming subject to Exchange Act reporting requirements; (K) a right of first refusal in favor of the Major Holders, including the Company, to purchase shares of other Major Holders that are proposed to be sold to a third party (“ROFR Shares”), provided Zippy has not exercised its own prior right of first refusal with respect to such ROFR Shares; (L) co-sale rights in favor of the Major Holders with respect to any ROFR Shares for which the right of first refusal has not been timely exercised in accordance with the Zippy ROFR Agreement; and (M) certain drag along rights. In the event of an IPO, the Zippy Series B-3 Shares will be subject to a lockup for a period of 180 days after the date of the final prospectus relating to such IPO.

The Zippy Purchase Agreement includes (i) customary representations of each of the parties; and (ii)  Zippy’s agreement to use commercially reasonable efforts to comply with certain covenants for a period of 36 months after the Closing, as defined below (the “Covenant Termination Date”), subject to applicable third party approvals, contractual obligations, and legal requirements, including that (A) Zippy will ensure that its whole-owned subsidiary, Zippy Loans, LLC, uses commercially reasonable efforts to collaborate with the Company on the tokenization of (i.e., issuing one or more digital tokens on Ethereum Layer 2 protocols representing) up to 20% of its manufactured home chattel mortgage loans (“Chattel Mortgages”), including any associated securitizations, where such execution delivers a Gain-on-Sale at or above certain thresholds or equivalent economic benefits; (B) all blockchain infrastructure, digital asset issuance, and tokenization related to the operations of Zippy and its affiliates will be conducted exclusively using the Company’s liquidity.io and Satschel platforms, which will serve as the sole and exclusive blockchain infrastructure and trading platform for any such tokenization; (C) no modification to the blockchain infrastructure, tokenization framework, or Ethereum Layer 2 network design relating to the Chattel Mortgages will occur without the prior written consent of the Company, not to be unreasonably withheld; (D) the Company will maintain governance and issuance rights over digital tokens relating to the Chattel Mortgages for treasury management, yield distribution, or collateralization purposes; (E) provided the Company owns at least 25% of its original investment in Zippy, Zippy will inform the Company if its cash on hand decreases below $2 million and not permit its cash on hand to decrease below $1 million without the Company’s consent (not to be unreasonably withheld); (F) until the True Up Determination Date and provided the Company has not forfeited its Zippy Series B-3 Shares as discussed below, Zippy will provide the Company monthly stock transaction reports as to the Zippy Shares; (G) the Company and Zippy will use commercially reasonable efforts to enter into a loan purchase rights and tokenization agreement and a manufactured home chattel loan aggregation facility by January 31, 2026; and (H) the Company and Zippy will use commercially reasonable efforts to develop a blockchain infrastructure plan for the tokenization of the Chattel Mortgages.

Pursuant to the Registration Rights Agreement, the Company is required to use its reasonable best efforts to (i) file a registration statement with the SEC covering the resale of the Shares on or prior to 30 days following Closing, and (ii) have such registration statement declared effective as soon as practicable, but no later than 120 days following the initial filing date of the registration statement if the SEC notifies the Company that it will review the registration statement (or 5 business days after the date on which the Company is notified by the SEC that the registration statement will not be reviewed, whichever is earlier), subject to certain permitted extensions. If the Company fails to comply with these requirements, subject to certain conditions and exceptions, Zippy and the Zippy Stockholders will be entitled to liquidated damages equal to 0.5% of the aggregate value of such Shares (determined on the first day of such failure) for each 30 days that such failure continues, subject to a $100,000 liquidated damages cap. The Company is also required to use commercially reasonable efforts to keep such registration statement effective until the earlier of (i) the date all Shares have been sold pursuant to an effective registration statement, (ii) the date all Shares have been sold without restriction under Rule 144, (iii) the date the Shares have been sold or disposed of in a private transaction; (iv) the date the Shares are no longer outstanding; or (v) the date the Shares may be sold without restriction under Rule 144. The Company is responsible for all expenses in connection with the registration of the registrable securities, other than any selling commissions or underwriter fees or discounts.

Pursuant to the Zippy Purchase Agreement, if the Company fails to (i) comply with its obligation to register, maintain the registration of, and deliver the Shares in accordance with the Registration Rights Agreement, (ii) pay Zippy the Final Make Whole Amount as and to the extent required by the Zippy Purchase Agreement, or (iii) pay Zippy any liquidated damages as and to the extent required by the Registration Rights Agreement, the Company will be deemed to have forfeited its rights under the Zippy Designation, Zippy Rights Agreement, Zippy ROFR Agreement, and Zippy Voting Agreement (as described above) and will be required to pay Zippy an amount equal to approximately $14 million (representing the agreed value of the Zippy Shares purchased by Zippy) less (A) the amount of any gross proceeds received by Zippy from the sale of the Zippy Shares and (B) the amount of any liquidated damages received by Zippy pursuant to the Registration Rights Agreement (the “Forfeiture Make Whole Amount”). At the Company’s option, the Forfeiture Make Whole Amount may be paid either in cash or by surrendering that number of Zippy Series B-3 Shares having an equivalent value, based on an agreed value of $6.5403 per share. If the Company pays Zippy the Forfeiture Make Whole Amount, Zippy will surrender any remaining Zippy Shares then held by Zippy for cancellation and Zippy will have no further right to the Zippy Shares or any associated payment obligations, other than accrued but unpaid amounts then due and owing.

The acquisition contemplated by the Purchase Agreements closed on December 9, 2025 (the “Closing” and such date, the “Closing Date”).

The representations, warranties and covenants of each party set forth in the Purchase Agreements have been made only for the purposes of, and were and are solely for the benefit of the parties to, such agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) will only survive consummation of the purchase as specifically set forth therein and (ii) were made only as of the date of each such agreement, as applicable or such other date as is specified in each such agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement in question, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Purchase Agreements are included with this filing only to provide investors with information regarding the terms of each such agreement and not to provide investors with any factual information regarding the Company, their respective affiliates or their respective businesses.

The foregoing description of the Zippy Purchase Agreement, the Zippy Stock Purchase Agreements, the Registration Rights Agreement, the Zippy Rights Agreement, the Zippy ROFR Agreement, and the Zippy Voting Agreement is not complete and is subject to, and qualified in its entirety by reference to the Zippy Purchase Agreement, Registration Rights Agreement, Zippy Stock Purchase Agreements, Zippy Rights Agreement, Zippy ROFR Agreement, and Zippy Voting Agreement filed herewith as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, which are incorporated in this Item 1.01 by reference in their entirety.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Zippy Securities were acquired on December 9, 2025, upon the Closing, as discussed in greater detail in Item 1.01, above, which information and disclosures are incorporated by reference into this Item 2.01 in their entirety by reference, to the extent required by Item 2.01 of Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 are incorporated by reference into this Item 3.02 in their entirety.

The offer and sale of the Shares were exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing offer, sales and issuances did not involve a public offering, the recipients have confirmed that they were an “accredited investor”, and that the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. The securities are subject to transfer restrictions, and the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 8.01 Other Events.

As of December 10, 2025, the Company has 17,234,491 shares of common stock issued and outstanding, which does not reflect any issuances in connection with the transactions discussed herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
2.1*#£	Series B-3 Preferred Stock Purchase Agreement dated December 9, 2025, by and among ETHZilla Corporation and Zippy, Inc.
10.1*	Form of Stock Purchase Agreement dated December 9, 2025, by and among ETHZilla Corporation and Certain Investors and Key Holders of Zippy, Inc.
10.2*£	Registration Rights Agreement dated December 9, 2025, by and among ETHZilla Corporation and Zippy, Inc.
10.3#*£	Zippy, Inc. Third Amended and Restated Investors’ Rights Agreement dated December 9, 2025, by and among Zippy, Inc. and Certain Investors and Key Holders of Zippy, Inc.
10.4#*£	Zippy, Inc. Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated December 9, 2025, by and among Zippy, Inc. and Certain Investors and Key Holders of Zippy, Inc.
10.5#*	Zippy, Inc. Third Amended and Restated Voting Agreement dated December 9, 2025, by and among Zippy, Inc. and Certain Investors and Key Holders of Zippy, Inc
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K. A copy of any omitted schedule or Exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that ETHZilla Corporation may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or Exhibit so furnished.

£	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2025

ETHZilla Corporation

By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer